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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE 08/07/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Lisa Howard, 630-623-5044

McDONALD'S REPORTS RECORD JULY SALES AND
PROGRESS ON REVITALIZATION PLAN
U.S. July Comparable Sales Up Nearly 10%

OAK BROOK, IL—McDonald's Corporation announced today that July Systemwide sales increased 11% to $4.1 billion. In constant currencies, this increase was 7%. Comparable unit sales for Brand McDonald's increased 4.2% in constant currencies, compared with a 3.6% decline in July 2002.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "I'm encouraged with our early progress on McDonald's Plan to Win, which is all about attracting new customers, encouraging existing customers to visit more often, creating brand loyalty and doing all this more profitably. In the U.S., combined initiatives surrounding our food, service and value worked together to improve the McDonald's experience and drove comparable sales up almost 10% in July. U.S. customers are visiting us for new products as well as McDonald's classics as evidenced by higher sales of our flagship Big Mac sandwich, premium chicken sandwiches and breakfast products.

        "Europe's July comparable sales performance, down 0.6%, was its best since July 2002. We are taking action to create and build momentum in Europe through enhanced menu variety, improved service and branded affordability."

        Cantalupo added: "We are committed to staying focused on our global revitalization efforts and that includes strengthening our balance sheet. Through June 30, 2003, we paid down nearly $400 million of debt, and cash from operations increased $35 million over 2002 to $1,238 million. We continue to be on track to invest about $1.2 billion, in constant currencies, in capital expenditures this year."

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Dollars in millions
			Percent Inc/(Dec)		Comparable Sales* Percent Inc/(Dec)
Months ended July 31	2003	2002	As Reported	Constant Currency*	Constant Currency**
Systemwide Sales	$4,142.8	$3,732.1	11	7	n/a
Major Segments***
U.S.	$2,024.9	$1,796.3	13	n/a	9.9
Europe	1,104.2	971.7	14	2	(0.6)
APMEA****	624.2	614.7	2	(2)	(3.6)

*	Comparable sales or comparable unit sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.
**	Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.
***	Excludes Partner Brands
****	Asia/Pacific, Middle East and Africa
n/a	Not applicable

Related Communications

McDonald's tentatively plans to release August monthly sales on September 9.

McDonald's will participate in the Prudential Equity Group's Consumer Conference on September 4 and Banc of America Securities' Investment Conference on September 18. McDonald's presentations at both conferences will be webcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

        More than 30,000 local McDonald's restaurants serve 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDONALD'S REPORTS RECORD JULY SALES AND PROGRESS ON REVITALIZATION PLAN U.S. July Comparable Sales Up Nearly 10%